Exhibit 99.1

FOR IMMEDIATE RELEASE

May 20, 2009

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Repurchases Warrant From U.S. Treasury

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 122-year-old IBERIABANK (www.iberiabank.com) and IBERIABANK fsb (www.iberiabankfsb.com), announced today that it has repurchased the warrant to purchase 138,490 shares of common stock issued to the U.S. Department of the Treasury on December 5, 2008. The Company repurchased the warrant for $1.2 million.

The repurchase has no impact on the Company’s results of operations. Payment of the repurchase price results in a reduction of the Company’s cash and an offsetting reduction of paid in capital.

On March 31, 2009, the Company announced that it had repurchased all of the $90 million in preferred, non-voting stock that had been issued and sold to the Treasury Department pursuant to Treasury’s Capital Purchase Program for healthy financial institutions.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 151 combined offices, including 88 bank branch offices in Louisiana, Arkansas, and Tennessee, one loan production office in Alabama, one loan production office in Texas, 26 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 35 locations in eight states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization is approximately $720 million, based on the closing stock price on May 19, 2009.